EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

DIRECT SUBSIDIARIES OF WORLD INFORMATION TECHNOLOGY, INC., A NEVADA CORPORATION:

      World Information Technology, Inc., a corporation organized under the Company Law of the Republic of China ("World Info China")

      Shanghai Bofeng Internet Technology Co. Ltd., a company organized in the People's Republic of China

DIRECT SUBSIDIARIES OF WORLD INFO CHINA

      International Joyful Shopping Mall Internet Business Co., Ltd., a company organized under the Company Law of the Republic of China

      Yong-Kun-Chen Technology Co., Ltd., a company organized under the Company Law of the Republic of China